Exhibit 99.(8)(k)(x)

AMENDMENT TO THE

FUND PARTICIPATION AGREEMENT

This Amendment, dated as of [                         ], by and among Neuberger Berman Advisers Management Trust (“Trust”), Neuberger Berman Management LLC (“NBM”) (formerly, Neuberger Berman Management Inc.) and Jefferson National Life Insurance Company  (the “Life Company”), is made to the Fund Participation Agreement, dated as of April 30, 1997, as amended  (the “Agreement”).  Terms defined in the Agreement are used herein as therein defined.

WHEREAS,  the Trust is registered with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended (“40 Act”) as an open-end, diversified management investment company; and

WHEREAS, the Trust is organized as a series fund comprised of several separate portfolios (“Portfolios”); and

WHEREAS, the Life Company, Trust and NBM are parties to the Agreement pursuant to which separate accounts of the Life Company invest proceeds from variable annuity and/or variable life insurance policies in one or more Portfolios of the Trust; and

WHEREAS, the parties desire to update the Agreement, including the list of Portfolios designated as Appendix A to the Agreement;

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

1.                                      Appendix A of the Agreement is hereby deleted in its entirety and replaced with Appendix A attached hereto.

2.                                      The following is hereby added to Section 10.8:

“Notwithstanding the foregoing, NBM may from time to time update Appendix A to the Agreement, with a copy to the Life Company in due course, to add a new Portfolio, delete an inactive or terminated Portfolio, or reflect the change of name of a Portfolio.  The establishment by the Life Company of an account in any Portfolio, whether or not as yet reflected on an updated Appendix A, shall constitute the agreement by Life Company and NBM to be bound by the provisions of this Agreement with respect to that Portfolio.”

3.    The following is hereby added to the Agreement as Section 2.9:

“Each party represents and warrants that:

(A)       It has procedures in place reasonably designed to protect the privacy of non-public personal consumer/customer financial information, and it will maintain such information that it may acquire pursuant to this Agreement in confidence.  Each party agrees not to use, or permit the use of, any such information for any purpose except to carry out the purposes set forth herein, in the ordinary course of business, or to disclose any such information to any person, without the prior written consent of the other party except as required by law.

(B)       It has adopted policies and maintains a system of regulatory compliance and internal controls, which is appropriate for and reasonably designed to detect any violation of and meet the recordkeeping and reporting requirements of all applicable statutes, laws, regulations and orders relating to the prevention of money laundering, including without limitation (i) the USA Patriot Act of 2001, as it may be amended from time to time, and the rules and regulations promulgated thereunder, (ii) related suspicious activity reporting requirements, and (iii) the orders and directives of the Office of Foreign Assets Control (hereinafter collectively referred to as the “Laws and Regulations”) and that the policies and procedures and the system of internal controls adopted by it are being implemented as of the date hereof.”

4.                                      All notices required or permitted under this Agreement shall be in writing and shall be sent by personal delivery or registered or certified mail, postage prepaid, or by telecopier confirmed in writing within three (3) business days as follows:

(a) If to NBMI:

Neuberger Berman Management LLC

605 Third Avenue - 2nd Floor

New York, NY  10158-0180

Attention: Robert Conti, President and CEO

cc: Andrew Allard, General Counsel, Mutual Funds

(b) If to the Life Company:

Jefferson National Life Insurance Company

Attn:  General Counsel

10350 Ormsby Park Place

Louisville, KY 40223

:

Such addresses may be changed from time to time by any party by providing written notice in the manner set forth above.  All notices shall be effective upon delivery or when deposited in the mail addressed as set forth above.

5.                                      Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

6.                                      This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

JEFFERSON NATIONAL LIFE INSURANCE COMPANY		NEUBERGER BERMAN MANAGEMENT LLC

By:		By:
Name:	Craig Hawley	Name:
Title:	General Counsel	Title:

2

APPENDIX A

NAME OF FUND AND CLASS	CUSIP	NASDAQ SYMBOL
Neuberger Berman Advisers Management Trust
AMT Absolute Return Multi-Manager Portfolio Class S	641222781
AMT Balanced Portfolio Class I	007575400	NBABX
AMT Growth Portfolio Class I	007575202
AMT Guardian Portfolio Class I	641222401
AMT Guardian Portfolio Class S	641222872
AMT International Equity Portfolio Class S	641222302
AMT International Large Cap Class S	641222815
AMT Large Cap Value Portfolio Class I	641222104
AMT Mid Cap Growth Portfolio Class I	641222500
AMT Mid Cap Growth Portfolio Class S	641222856
AMT Mid Cap Intrinsic Value Portfolio Class I	641222708
AMT Mid Cap Intrinsic Value Portfolio Class S	641222831
AMT Real Estate Portfolio Class S	641222864
AMT Short Duration Bond Portfolio Class I	007575301
AMT Small Cap Growth Portfolio Class S	641222880
AMT Socially Responsive Portfolio Class I	641222609
AMT Socially Responsive Portfolio Class S	641222823

Date: May 1, 2014